Free Writing Prospectus

Pursuant to Rule 433

Registration Nos. 333-165171 and 333-165171-05

Nissan Auto Receivables 2012-B Owner Trust

Pxg Details $1.4Bn Nissan Auto Receivables Owner Trust (NAROT 2012-B)

Jt-Books: Citi (str), BaML, JPM

Co-Mgrs: BTMU, CA, HSBC, RBC, RBS, SG

CL	$SIZE	WAL	MDY/Fitch	PWIN	L. FINAL	BENCH	SPD	YLD%	$PRICE
A-1	371MM	0.35YR	P-1/F1+	9/12-4/13	8/2013	INTERPL	-30	0.26311	100.00000
A-2	472MM	1.12YR	Aaa/AAA	4/13-3/14	4/2015	EDSF	+2	0.397	99.99257
A-3	413MM	2.25YR	Aaa/AAA	3/14-8/15	10/2016	ISWAPS	+3	0.461	99.99875
A-4	144MM	3.45YR	Aaa/AAA	8/15-6/16	12/2018	ISWAPS	+13	0.665	99.98610

TICKER	NAROT 2012-B
REGISTRATION:	PUBLIC
EXPECTED RATINGS	Moody’s/Fitch
TRADE:	07/31/2012
EXPECTED SETTLE:	8/8/2012
FIRST PAY:	9/17/2012
ERISA ELIGIBLE:	Yes
PRICING SPEED	1.3ABS to 5% CLEAN UP CALL
BILL & DELIVER	Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.